MSB Financial Corp to Pay $0.445 Special Dividend
Released: 05/15/2018
Millington, N.J. – MSB Financial Corp., (the "Company") (Nasdaq: MSBF), the holding company for Millington Bank, announced today that its Board of Directors has declared a special cash dividend of $0.445 per share on its outstanding common stock, payable on or about June 13, 2018 to stockholders of record as of the close of business on May 31, 2018.
"Our continuing financial success over the past three quarters has enabled us to reward our loyal shareholders with a dividend representing one hundred percent of our earnings over that same period," said Michael A. Shriner, President and CEO.  Mr. Shriner added, "Our balance sheet remains well positioned to support our strategic plan and will allow us to take advantage of opportunities as they arise."
The Company is the holding company for Millington Bank which operates through four branches located in Morris and Somerset County, New Jersey.